Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Second Quarter 2020 Results

Revenue of $65.6 Million; Earnings Per Share of $0.83

Operational Discipline Drives Increased Cash Flow and Improved Gross Margin Performance

Addresses Concerns Related to COVID-19

Westwood, MA – April 9, 2020 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the quarter ended February 29, 2020, the second quarter of its fiscal 2020.

Fiscal Second Quarter Key Highlights

•Total Revenue of $65.6 million, compared to $66.6 million in the year-ago period

•Gross Margin of 38%, compared to 35% in the year-ago period

•Net Income of $7.9 million, compared to $5.3 million in the year-ago period

•Adjusted EBITDA of $14.8 million, compared to $14.1 million in the year-ago period

•Free Cash Flow of $9.2 million, compared to $5.1 million in the year-ago period

•Ended transitional toll manufacturing services agreement

•Finalized relocation of pulling and detection product line operations to Hickory, North Carolina

“Positive trends from the first quarter continued with increased relative gross margins and cash flows from operations,” said Adam P. Chase, President and Chief Executive Officer of Chase Corporation. “These improvements came despite a challenging trading environment, which saw continued headwinds in Asian markets, coupled with certain North American retractions and the usual seasonal softness in the quarter. Financial flexibility is a core component of our strategy and we are in a strong financial position during the coronavirus (COVID-19) pandemic, with our $67.7 million cash on hand and a $150 million credit facility fully available to support our global operations.

“Currently, all but one of our facilities are operating, with our smallest location, Pune, India, temporarily suspending operations in response to a general order issued by the Indian government. This speaks to the essential nature of our products and the industries that purchase them. Chase is a strategically diversified manufacturer serving a varied customer base. It is important for us to reinforce our strengths and tenets as we report on the second fiscal quarter of 2020 and comment on the global effects that the COVID-19 pandemic may have on our people and our business as we move forward.

“Through our operational discipline and proactive initiatives, we were able to make progress on multiple improvement efforts during the quarter. We completed the relocation of our pulling and detection product line, which immediately translated to an improved bottom line in our Industrial Tapes segment, and we successfully exited from providing low-margin transitional toll manufacturing services, which improved our sales mix. We remain focused on driving optimization initiatives and will respond to the changing environment with our disciplined approach that balances short-term requirements with long-term objectives to create value for our shareholders.”

Financial Highlights

•

Total Revenue fell 2% to $65.6 million, compared to Q2 FY19, due to a decline in revenue in the Adhesives, Sealants and Additives and Industrial Tapes segments, which was partially offset by increased revenue from Corrosion Protection and Waterproofing.

•

Gross Margin of 38%, compared to 35% in Q2 FY19, benefited by production efficiencies following plant consolidations, more favorable sales mix and the full-period effects of price increases the Company instituted during fiscal 2019 to address inflation in raw material costs.

•	Selling, General and Administrative expenses rose 6% to $13.8 million from the year-ago period, largely attributable to an increase of $283,000 in non-cash stock-based compensation expenses.
•	Interest expense of $56,000 declined 65% from the year-ago period as a result of the lower average outstanding balance of the Company’s revolving debt facility.
•	Income Tax expense of $2.9 million, compared to $1.7 million in the year-ago period.
•

Other expense totaled $185,000, compared to $828,000 in the year-ago period, on lower foreign exchange transactional losses in the current year quarter and certain nonrecurring pension expenses in the prior year.

•

Net Income for the second fiscal quarter of 2020 was $7.9 million, or $0.83 per diluted share, compared to a Net Income of $5.3 million, or $0.56 per diluted share, for the second fiscal quarter of 2019.  Adjusted Net Income for the quarter was also $0.83 per basic and diluted share.

•

Adjusted EBITDA for the second fiscal quarter of 2020 was $14.8 million, compared to Adjusted EBITDA of $14.1 million in the prior-year quarter. The reconciliation of Net Income to Adjusted EBITDA is included at the end of this news release.

•	Free Cash Flow in the second fiscal quarter of 2020 was $9.2 million, compared to Free Cash Flow of $5.1 million in the prior-year quarter.

“Our manufacturing footprint rationalization yielded positive improvements in our business during the second quarter of fiscal 2020, as we improved the relative gross margin of each of our three operating segments,” said Christian J. Talma, Treasurer and Chief Financial Officer of Chase Corporation. “As we see the full benefit of the plant rationalization initiatives throughout the balance of 2020, we remain focused on growing the profitability of our product lines and elevating our Company’s market leadership. With ample liquidity on the balance sheet, we remain opportunistic in our capital allocation strategy and continue to take a diligent approach in evaluating potential acquisitions. We are in a good position to capitalize on inorganic opportunities.”

Adhesives, Sealants and Additives

	For the Three Months		For the Six Months
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Revenue	$24,440	$26,107	$50,262	$52,805
Cost of products and services sold	14,255	15,331	28,787	30,323
Gross Margin	$10,185	$10,776	$21,475	$22,482
Gross Margin %	42%	41%	43%	43%

Our Adhesives, Sealants and Additives segment’s revenue declined 6% to $24.4 million compared to Q2 FY19 largely as a result of certain reductions in North America and continued headwinds from Asia in the electronic and industrial coatings product lines. Declines in the latter part of the quarter were amplified by temporary regional shutdowns by manufacturers related to the coronavirus. The cost of products and services sold declined 7% to $14.3 million compared to the year-ago period.

Industrial Tapes

	For the Three Months		For the Six Months
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Revenue	$30,055	$31,158	$60,179	$64,620
Cost of products and services sold	20,203	22,227	41,522	46,844
Gross Margin	$9,852	$8,931	$18,657	$17,776
Gross Margin %	33%	29%	31%	28%

Our Industrial Tapes segment’s top-line of $30.1 million was 4% lower than the year-ago period, driven by reduced lower-margin transitional tolling revenue from our specialty products product line, lower North American demand for cable materials and lower sales volume from our Asia-based electronic materials customers. The cost of products and services sold for the segment declined 9% to $20.2 million compared to the year ago period in part due to production efficiencies at the Oxford, MA and Lenoir, NC locations following the consolidation of the former Pawtucket, RI plant, and at our Hickory, NC location following the consolidation of our Granite Falls, NC facility.

Corrosion Protection and Waterproofing

	For the Three Months		For the Six Months
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Revenue	$11,087	$9,366	$21,943	$21,709
Cost of products and services sold	6,208	5,655	12,140	12,621
Gross Margin	$4,879	$3,711	$9,803	$9,088
Gross Margin %	44%	40%	45%	42%

Sales from our Corrosion Protection and Waterproofing segment rose 18% to $11.1 million compared to the year-ago period, largely as a result of favorable domestic demand for our coating and lining systems, as well as our pipeline coatings and bridge and highway products. The cost of products and services sold increased 10% to $6.2 million compared to the year-ago period.

Outlook

Mr. Chase continued, “Ensuring the safety and wellbeing of our employees and the communities we operate in has always been a priority for Chase, and we encourage investors and interested parties to visit our website, www.chasecorp.com, for continued updates on how we as a Company are affected by and are addressing COVID-19. While the coronavirus caused some temporary business disruptions in certain geographies, our balance sheet strength and liquidity have us well-positioned to drive performance and emerge from these uncertain times with continued resiliency and strength. Although there remain some short-term uncertainties in the global economies in which we operate, we continue to see a long-term path toward growth through both organic and inorganic methods, while streamlining our operations to drive positive free cash flows and continue creating value for our shareholders.”

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor & Media Contact:

Ruthanne Hawkins

Shareholder & Investor Relations Department

Phone:     (781) 332-0700

E-mail:    investorrelations@chasecorp.com

Website:  www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and six months ended February 29, 2020 and February 28, 2019.

	For the Three Months		For the Six Months
All figures in thousands, except per share figures	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Revenue	$65,582	$66,631	$132,384	$139,134
Costs and Expenses
Cost of products and services sold	40,666	43,213	82,449	89,788
Selling, general and administrative expenses	13,810	13,086	27,450	26,448
Operations optimization costs	60	—	709	260
Loss on impairment of goodwill	—	2,410	—	2,410
Operating income	11,046	7,922	21,776	20,228
Interest expense	(56)	(162)	(111)	(366)
Other income (expense)	(185)	(828)	(789)	(1,122)
Income before income taxes	10,805	6,932	20,876	18,740
Income taxes	2,926	1,659	5,635	4,644
Net income	$7,879	$5,273	$15,241	$14,096
Net income per diluted share	$0.83	$0.56	$1.60	$1.49
Weighted average diluted shares outstanding	9,444	9,373	9,439	9,377
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$7,879	$5,273	$15,241	$14,096
Interest expense	56	162	111	366
Income taxes	2,926	1,659	5,635	4,644
Depreciation expense	988	1,253	2,041	2,491
Amortization expense	2,912	3,112	5,826	6,225
EBITDA	$14,761	$11,459	$28,854	$27,822
Operations optimization costs	60	—	709	260
Loss on impairment of goodwill	—	2,410	—	2,410
Pension settlement costs	—	273	—	473
Adjusted EBITDA	$14,821	$14,142	$29,563	$30,965

	For the Three Months		For the Six Months
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Reconciliation of net income to adjusted net income
Net income	$7,879	$5,273	$15,241	$14,096
Transitional impact of the Tax Cuts and Jobs Act, net	—	(140)	—	(140)
Operations optimization costs	60	—	709	260
Loss on impairment of goodwill	—	2,410	—	2,410
Pension settlement costs	—	273	—	473
Income taxes *	(13)	(563)	(149)	(660)
Adjusted net income	$7,926	$7,253	$15,801	$16,439
Adjusted net income per diluted share (Adjusted diluted EPS)	$0.83	$0.77	$1.66	$1.74

* For the three and six months ended February 29, 2020 and February 28, 2019 represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our estimated effective U.S. statutory Federal tax rate for fiscal 2020 and which was our effective U.S. statutory Federal tax rate for fiscal year 2019 .

	For the Three Months		For the Six Months
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Reconciliation of cash provided by operations to free cash flow
Net cash provided by operating activities	$9,308	5,726	$27,461	$17,303
Purchases of property, plant and equipment	(128)	(665)	(827)	(1,304)
Free cash flow	$9,180	$5,061	$26,634	$15,999